As filed with the Securities and Exchange Commission on June 8, 2012

Registration No.: 333-181310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Odyssey Marine Exploration, Inc.

(Exact name of registrant as specified in its charter)

Nevada	84-1018684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory P. Stemm, Chief Executive Officer

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Doney, Esq.

Akerman Senterfitt

401 East Jackson Street, Suite 1700

Tampa, Florida 33602

Telephone: (813) 209-5070

Facsimile: (813) 218-5404

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	8,658,295(3)	$2.80(2)	$24,243,227	$2,778.27(4)

(1)	Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of shares that shall become issuable to prevent dilution from stock splits, stock dividends, or similar transactions.
(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the NASDAQ Capital Market on May 4, 2012, which date was within five business days of the date of this filing.
(3)	Consists of 6,783,295 shares issuable upon the conversion of outstanding senior convertible notes and 1,875,000 shares issuable upon the exercise of outstanding warrants to purchase common stock.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion — Dated June 8, 2012

PROSPECTUS

8,658,295 Shares

Common Stock

The selling stockholder listed in this prospectus under the section “Selling Stockholder” is offering:

•	6,783,295 shares of our common stock issuable upon the conversion of outstanding senior convertible notes; and

•	1,875,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The senior convertible notes and the warrants to purchase common stock were acquired by the selling stockholder in a private placement by us that closed on November 10, 2011, and May 10, 2012.

The selling stockholder may sell all or a portion of the shares from time to time at prices which will be determined by the prevailing market price for the shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the common stock by the selling stockholder, except upon exercise of the warrants to purchase common stock.

Our common stock is traded on the NASDAQ Capital Market under the symbol “OMEX.” On June 6, 2012, the closing price of our common stock on the NASDAQ Capital Market was $3.13 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

About this Prospectus

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholder named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Documents Incorporated by Reference.”

You should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, we use the terms “Odyssey,” “our company,” “we,” “us,” and “our” to refer to Odyssey Marine Exploration, Inc. and its subsidiaries.

i

About Odyssey Marine Exploration

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Odyssey Marine Exploration, Inc., or Odyssey, is engaged in the archaeologically sensitive exploration and recovery of deep-water shipwrecks throughout the world. We employ advanced, state-of-the-art technology including side-scan sonar, remotely-operated vehicles, or ROVs, and other advanced technology that enables us to locate and recover shipwrecks at depths that were previously unreachable in an economically feasible manner.

For the year ended December 31, 2011, our revenue and net loss were $15.7 million and $16.2 million, respectively. For the three months ended March 31, 2012, our revenue and net loss were $2.9 million and $5.5 million, respectively.

Our corporate offices are located at 5215 West Laurel Street, Tampa, Florida 33607. Our telephone number is (813) 876-1776. Our Internet website address is www.shipwreck.net, and all of our filings with the SEC are available free of charge on our website. Any information that is included on or linked to our Internet site is not a part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” other similar expressions, and the negative of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include, but are not limited to, those noted in “Risk Factors” below and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Risk Factors

You should carefully consider the following risks and all other information contained in this prospectus and the documents incorporated by reference before you decide to buy our common stock. We have included a discussion of each material risk that we have identified as of the date of this prospectus. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or operating results could suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

Our business involves a high degree of risk.

An investment in our common stock is extremely speculative and of exceptionally high risk. Although we have access to a substantial amount of research and data which has been compiled regarding various projects, the quality and reliability of such research and data is uncertain. Even if we are able to plan and obtain permits for our various projects, there is a possibility that the shipwrecks may have already been salvaged or may not be found, or may not have had anything valuable on board at the time of the sinking. Even if objects of value are located and recovered, there is the possibility that the cost of recovery exceeds the value of the objects recovered or that others, including both private parties and governmental entities, will assert conflicting claims and challenge our rights to the recovered objects. Finally, even if we are successful in locating and retrieving objects from a shipwreck and establishing good title to them, there are no assurances as to the value that such objects will bring at their sale, as the market for such objects is uncertain.

The research and data we use may not be reliable.

The success of a shipwreck project is dependent to a substantial degree upon the research and data we have obtained. By its very nature, research and data regarding shipwrecks is imprecise, incomplete, and unreliable. It is often composed of or affected by numerous assumptions, rumors, legends, historical and scientific inaccuracies, and inaccurate interpretations which have become a part of such research and data over time.

Operations may be affected by natural hazards.

Underwater recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions, or other natural hazards. Further, such operations may be undertaken more safely during certain months of the year than others. We cannot guarantee that we, or the entities we are affiliated with, will be able to conduct search and recovery operations only during favorable periods. In addition, even though sea conditions in a particular search location may be somewhat predictable, the possibility exists that unexpected conditions may occur and adversely affect our operations. It is also possible that natural hazards may prevent or significantly delay search and recovery operations.

We may be unable to establish our rights to any objects we recover.

Persons and entities other than Odyssey and entities we are affiliated with (both private and governmental) may claim title to the shipwrecks and/or valuable cargo that we may recover. Even if we are successful in locating and recovering shipwrecks and/or valuable cargo, we cannot assure we will be able to establish our right to property recovered if challenged by governmental entities, prior owners, or other attempted salvors claiming an interest therein. In such an event we could spend a great deal of time and money on a shipwreck project, and receive no salvage claim or revenue for our work.

We could experience delays in the disposition or sale of recovered objects.

The methods and channels that may be used in the disposition or sale of recovered items are uncertain at present and may include several alternatives. Ready access to buyers for any artifacts or other valuable items recovered cannot be guaranteed. Delays in the disposition of such items could adversely affect our cash flow.

The market for any objects we recover is uncertain.

Even if valuable items can be located and recovered in the future, it is difficult to predict the price that might be realized for such items. The value of recovered items will fluctuate with the precious metals market, which has been highly volatile in past years. In addition, the entrance on the market of a large supply of similar items from shipwrecks and/or valuable cargo located and recovered by others could depress the market.

Legal, political, or civil issues could interfere with our recovery operations.

Legal, political, or civil initiatives of countries and/or major maritime governments could restrict access to shipwrecks or interfere with our search and recovery operations.

Objects we recover could be stolen from us.

If we locate a shipwreck and assert a valid claim to items of value, there is a risk of theft of such items at sea by “pirates” or poachers, both before and after their recovery, and while in transit to a safe destination. Such thefts may not be adequately covered by insurance.

We may be unable to get permission to conduct salvage operations.

It is possible we will not be successful in obtaining title or permission to excavate certain wrecks. In addition, permits that are sought for the projects may never be issued, and if issued, may not be legal or honored by the entities that issued them.

Changes in our business strategy or restructuring of our businesses may increase our costs or otherwise affect the profitability of our businesses.

As changes in our business environment occur we may need to adjust our business strategies to meet these changes or we may otherwise find it necessary to restructure our operations or particular businesses or assets. When these changes or events occur, we may incur costs to change our business strategy and may need to write down the value of assets. In any of these events our costs may increase, and we may have significant charges associated with the write-down of assets.

We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

Our ability to generate cash flow is dependent upon the success of our ability to recover and monetize high-value shipwrecks. However, we cannot guarantee that the sales of our products and other available cash sources will generate sufficient cash flow to meet our overall cash requirements. If cash flow is not sufficient to meet our business requirements, we will be required to raise additional capital through other financing activities. While we have been successful in raising the necessary funds in the past, there can be no assurance we can continue to do so in the future.

We depend on key employees and face competition in hiring and retaining qualified employees.

Our employees are vital to our success, and our key management and other employees are difficult to replace. We currently do not have employment contracts with our key employees. We may not be able to retain highly qualified employees in the future which could adversely affect our business.

We may continue to experience significant losses from operations.

We have experienced a net loss in every fiscal year since our inception except for 2004. Our losses from operations were $16.2 million in 2011, $23.3 million in 2010 and $18.6 million in 2009. Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or an event such as significant litigation or a significant transaction may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any quarter.

Technological obsolescence of our marine assets or failure of critical equipment could put a strain on our capital requirements or operational capabilities.

We employ state-of-the-art technology including side-scan sonar, magnetometer, ROVs, and other advanced science and technology to locate and recover shipwrecks at depths previously unreachable in an economically feasible manner. Although we try to maintain redundancy on critical equipment and components, equipment failures may require us to delay or suspend operations. Also, while we endeavor to keep marine equipment in excellent working condition and current with all available upgrades, technological advances in new equipment may provide superior efficiencies than the capabilities of our existing equipment and this could require us to purchase new equipment which could require additional needs for capital.

We may not be able to contract with clients or customers for marine services or syndicated projects.

During 2011 and 2010 we recorded approximately $15 million and $21 million of revenue, respectively, by chartering vessels, equipment and crew and providing marine services to clients or customers. While the results of these syndicated projects were generally successful, the clients or customers may not be willing or financially able to continue with syndicated projects of this type in the future. Failure to secure such revenue producing contracts in the future would have a material impact on our revenue and operating cash flows.

The issuance of shares at conversion prices lower than the market price at the time of conversion and the sale of such shares could adversely affect the price of our common stock.

Some of the shares offered by this prospectus may have been acquired by the selling stockholder from time to time upon conversion of outstanding senior convertible notes at conversion prices that are lower than the market price of our common stock at the time of conversion. Conversion of the notes at conversion prices that are lower than the market price at the time of conversion and the sale of the shares issued upon conversion could have an adverse effect upon the market price of our common stock.

Use of Proceeds

The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares. However, we will receive $5,625,000 if the warrants to purchase common stock held by the selling stockholder are fully exercised for cash. We cannot guarantee that the selling stockholder will exercise the warrants. We expect to use the net proceeds from any exercise of the warrants for general corporate purposes.

Private Placement of Notes and Warrants

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the notes and exercise of the warrants that Odyssey issued to the selling stockholder pursuant to a securities purchase agreement between Odyssey and the selling stockholder. On November 9, 2011, Odyssey issued and sold a senior convertible note, which we refer to as the initial note, in the original principal amount of $10.0 million and warrants to purchase up to 1,302,083 shares of Odyssey’s common stock. On May 10, 2012, we issued a second senior convertible note, which we refer to as the additional note, in the original principal amount of $8.0 million, and the number of shares for which the warrants may be exercised increased to 1,562,500. In this prospectus, we sometimes refer to the initial note and the additional note together as the “notes.”

The indebtedness evidenced by the initial note and the additional note bears interest at 8.0% and 9.0% per year, respectively, payable quarterly, and matures on the 30-month anniversary of the initial closing date. The notes amortize in equal monthly installments commencing on the eight-month anniversary of the initial closing date. The initial note may be converted into Odyssey’s common stock, at the option of the holder, at any time, and the additional note may be converted into Odyssey’s common stock, at the option of the holder, at any time following six months after the date of issuance. The initial conversion price of the notes was $3.74, subject to adjustment as provided in the notes. On May 10, 2012 (the six-month anniversary of the initial closing date), the conversion price applicable to the initial note was adjusted to $3.17, which represented the lesser of (a) the then-current conversion price and (b) the greater of (i) $1.44 and (ii) 110.0% of the market price of Odyssey’s common stock . On the earlier of (x) the date the registration statement registering the offer and sale of the common stock issuable under the notes and the warrants becomes effective and a prospectus contained therein shall be available for the resale by the holder of all of the registrable securities or (y) the six-month anniversary of the additional closing date, the conversion price of the additional note will be adjusted to the lesser of (a) the then-current conversion price and (b) the greater of (i) $1.00 and (ii) 110.0% of the market price of Odyssey’s common stock on the applicable date. The conversion price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. Odyssey has agreed to pay each amortization payment in shares of Odyssey’s common stock, if certain conditions are met; provided, that Odyssey may, at its option, elect to pay such amortization payments in cash. The conversion rate applicable to any amortization payment in shares of Odyssey’s common stock will be the lower of (a) the conversion price and (b) a price equal to 85.0% of the volume-weighted average price of Odyssey’s shares of common stock for a ten-day period immediately prior to the applicable amortization date. Subject to the satisfaction of certain conditions, at any time prior to November 10, 2012, Odyssey may redeem the additional note for an amount equal to 110% of the amount outstanding thereunder.

Under the terms of the warrants, the holder is entitled to exercise the warrants to purchase up to 1,562,500 shares of Odyssey’s common stock at an exercise price that was adjusted on May 10, 2012, to $3.60 per share, during the five-year period beginning on the six-month anniversary of the initial closing date. The exercise price was adjusted in accordance with the terms of the warrant on the six-month anniversary of the initial closing date, with the exercise price applicable to the warrants adjusted to the lesser of (a) the then-current exercise price and (b) 125.0% of the market price of Odyssey’s common stock on the six-month anniversary of the initial closing date. The exercise price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. Odyssey is generally prohibited from issuing shares of common stock upon exercise of the warrants if such exercise would cause Odyssey to breach its obligations under the rules or regulations of the stock market on which the common stock is traded.

Under the terms of the securities purchase agreement between Odyssey and the selling stockholder, Odyssey has agreed to register the offer and sale by the selling stockholder of 120.0% of the aggregate number of shares initially issuable upon conversion of the notes and the exercise of the warrants.

Selling Stockholder

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the securities purchase agreement, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of shares of common stock, the notes, and the warrants, as of May 4, 2012, assuming conversion of the notes and exercise of the warrants held by the selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take in account any limitations on (a) conversion of the notes set forth therein or (b) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holder of the notes and the warrants, this prospectus generally covers the resale of 120% of the sum of (a) the maximum number of shares of common stock issuable upon conversion of the notes, (b) the maximum number of other shares of common stock issuable pursuant to the notes and (c) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Maximum Number of
	Number of Shares of	Shares of Common Stock to	Number of Shares of
	Common Stock Owned	be Sold Pursuant to this	Common Stock Owned
	Prior to Offering	Prospectus	After Offering
Capital Ventures International(1)	—	8,658,295	—

(1)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

Plan of Distribution

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holder of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the notes, warrants, or shares of common stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $15,000.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

The validity of the issuance of the common stock offered by this prospectus will be passed upon by Akerman Senterfitt, counsel to Odyssey Marine Exploration, Inc.

Experts

The consolidated financial statements as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, are incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Ferlita, Walsh & Gonzalez, P.A., independent registered public accounting firm, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Documents Incorporated by Reference

We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder sell all of the shares of common stock offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2012;

•	our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders to be held on June 18, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 13, 2003, pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the selling stockholder selling all of the shares of common stock offered by this prospectus will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 2.02 or 7.01 of Form 8-K (or the analogous Items of the predecessor Form 8-K) are not incorporated herein by reference.

At your verbal or written request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

Michael J. Holmes, Chief Financial Officer

Odyssey Marine Exploration, Inc.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

Where You Can Find More Information

This prospectus is being delivered to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling stockholder are offering to you. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information that is included in the registration statement.

You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

•	read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549; or

•	visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

8,658,295 Shares

Common Stock

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholder are payable individually by each of the selling stockholder. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,778.27
Legal fees and expenses	10,000.00
Accounting fees and expenses	2,000.00
Miscellaneous fees and expenses	221.73

Total	$15,000.00

Item 15. Indemnification of Directors and Officers.

Article VII of Odyssey’s Articles of Incorporation provides that Odyssey is authorized to indemnify directors, officers, employees, and agents to the full extent allowed for under the Nevada Business Corporation Act.

Article XI of Odyssey’s Articles of Incorporation provides that no director, officer or stockholder of Odyssey shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud, or a knowing violation of law or payments or distributions in violation of Nevada law.

Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable to the corporation, its stockholders, or its creditors unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article XI of our articles of incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permit us to indemnify our directors and officers as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4. Any discretionary indemnification under subsections 1 and 2 above, unless ordered by a court or advanced pursuant to subsection 5 below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)	does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 1 or 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)	continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We may also purchase and maintain insurance on behalf of our directors, officers, employees, and agents for any liability asserted against such persons and liability or expenses incurred by such persons in their capacity as a director, officer, employee, or agent, or arising out of status as such, whether or not the company has the authority to indemnify such persons against such liability and expenses.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits on Page E-1 of this registration statement, which Index to Exhibits is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefits plan annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 8, 2012.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Gregory P. Stemm
Gregory P. Stemm Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory P. Stemm Gregory P. Stemm	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2012

/s/ Michael J. Holmes Michael J. Holmes	Chief Financial Officer (Principal Financial Officer)	June 8, 2012

/s/ Jay A. Nudi Jay A. Nudi	Principal Accounting Officer	June 8, 2012

* Bradford Baker	Chairman of the Board	June 8, 2012

* Max H. Cohen	Director	June 8, 2012

* Mark D. Gordon	Director and President	June 8, 2012

* David J. Saul	Director	June 8, 2012

* Jon D. Sawyer	Director	June 8, 2012

*By:	/s/ Michael J. Holmes
Michael J. Holmes
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.		Description

4.1	—	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 9, 2011 (SEC File No. 001-31895)).

4.2	—	Form of Senior Convertible Note (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 9, 2011 (SEC File No. 001-31895)).

4.3	—	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 9, 2011 (SEC File No. 001-31895)).

4.4	—	Amendment Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed April 26, 2012 (SEC File No. 001-31895)).

4.5	—	Form of Additional Note (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed April 26, 2012 (SEC File No. 001-31895)).

4.6	—	Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 9, 2011 (SEC File. No. 001-31895)).

5.1*	—	Opinion of Akerman Senterfitt.

23.1*	—	Consent of Ferlita, Walsh & Gonzalez, P.A., Independent Accountants.

23.2*	—	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1*	—	Power of Attorney (included on the signature page to this registration statement).

*	Previously filed.

E-1